                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO. 1)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                               Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                               NETWORK PLUS CORP.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                                      N/A
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                               NETWORK PLUS CORP.
                              234 COPELAND STREET
                                QUINCY, MA 02169

                                          April 6, 2001

Dear Network Plus Stockholder:

     You are cordially invited to the annual meeting of stockholders of Network Plus Corp. (the "Company"), which will be held at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109, on Monday, May 7, 2001 at 10:00 a.m. We look forward to greeting as many of our stockholders as possible.

     Details of the business to be conducted at the annual meeting are provided in the attached Notice of Annual Meeting of Stockholders and Proxy Statement.

     Whether or not you plan to attend, it is important that your shares be represented and voted at the meeting. Therefore, we urge you to sign and promptly return the enclosed proxy in the enclosed postage paid envelope. Please refer to the enclosed proxy card for detailed instructions. If you decide to attend the annual meeting, you will have the opportunity to vote in person.

                                          Sincerely,

                                          ROBERT T. HALE, JR.
                                          President and Chief Executive Officer

                               NETWORK PLUS CORP.
                              234 COPELAND STREET
                                QUINCY, MA 02169

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                       TO BE HELD ON MONDAY, MAY 7, 2001

     The Annual Meeting of Stockholders of Network Plus Corp., a Delaware corporation (the "Company"), will be held at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109, on Monday, May 7, 2001 at 10:00 a.m., local time, to consider and act upon the following matters:

     1. To elect two Class II directors to serve for a three-year term.

     2. To approve an amendment to the Company's 1998 Stock Incentive Plan, as described herein, and the continuance of the Company's 1998 Stock Incentive Plan.

     3. To ratify the selection by the Board of Directors of PricewaterhouseCoopers LLP as the Company's independent accountants for the current fiscal year.

     4. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

     Stockholders of record at the close of business on March 12, 2001 will be entitled to notice of and to vote at the meeting or any adjournments thereof. The stock transfer books of the Company will remain open.

     A copy of the Company's Annual Report to Stockholders for the year ended December 31, 2000, which contains consolidated financial statements and other information of interest to stockholders, accompanies this Notice of Annual Meeting of Stockholders and Proxy Statement.

     All stockholders are cordially invited to attend the meeting.

                                          By Order of the Board of Directors,

                                          JAMES J. CROWLEY
                                          Secretary

Quincy, Massachusetts
April 6, 2001

     WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ENSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF THE PROXY IS MAILED IN THE UNITED STATES.

                               NETWORK PLUS CORP.
                              234 COPELAND STREET
                                QUINCY, MA 02169

                                PROXY STATEMENT

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Network Plus Corp., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on Monday, May 7, 2001 and at any adjournments of the Annual Meeting. All proxies will be voted in accordance with the stockholders' instructions, and if no choice is specified, the proxies will be voted in favor of the matters set forth in the accompanying Notice of Annual Meeting of Stockholders. Any proxy may be revoked by a stockholder at any time before its exercise by delivery of written revocation or a subsequently dated proxy to the Secretary of the Company or by voting in person at the Annual Meeting.

     At the close of business on March 12, 2001, the record date for the determination of stockholders entitled to vote at the Annual Meeting (the "Record Date"), there were outstanding and entitled to vote an aggregate of 63,443,366 shares of common stock, par value $.01 per share, of the Company (the "Common Stock"). Stockholders are entitled to one vote per share of Common Stock.

     The Company's Annual Report to Stockholders for fiscal year 2000, which includes the Company's Annual Report on Form 10-K, and these proxy materials were first mailed to stockholders on or about April 6, 2001.

VOTES REQUIRED

     The holders of a majority of the number of shares of Common Stock issued, outstanding and entitled to vote at the Annual Meeting shall constitute a quorum at the Annual Meeting. Shares of Common Stock present in person or represented by proxy (including shares which abstain or do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum is present.

     The director nominees must receive a plurality of the votes cast at the Annual Meeting, which means that a vote withheld from one or both of the nominees will not affect the outcome of the election. The approval of the amendment to, and the continuance of, the Company's 1998 Stock Incentive Plan and the selection of PricewaterhouseCoopers LLP as the Company's independent accountants for the current fiscal year must be approved by a majority of the votes cast on the matter.

     Shares that abstain from voting as to a particular matter, and shares held in street name by brokers or nominees who indicate on their proxy that they do not have discretionary authority to vote such shares as to a particular matter (a "broker non-vote"), will not be counted as votes in favor of such matter and will also not be counted as shares voting on such matter. Accordingly, an abstention or a broker non-vote on a matter that requires the affirmative vote of a plurality or a majority of the shares present and voting on the matter, such as the election of the directors, the approval of the amendment to, and the continuance of, the Company's 1998 Stock Incentive Plan and the ratification of independent accountants, has no effect on the voting on such matter.

     Stockholders may vote by any one of the following means:

     - by mail

     - in person at the meeting

     To vote by mail, sign, date and complete the enclosed proxy card and return it in the enclosed self-addressed stamped envelope. No postage is necessary if mailed in the United States. If you hold your shares through a bank, broker or other nominee, they will give you separate instructions on voting your shares.

BENEFICIAL OWNERSHIP OF COMMON STOCK

     The following table sets forth certain information, as of December 31, 2000, with respect to the beneficial ownership of the Company's Common Stock by
(i) each person known by the Company to beneficially own more than 5% of the outstanding shares of Common Stock, (ii) each director of the Company, (iii) each current or former executive officer of the Company named in the Summary Compensation Table set forth under the caption "Executive Compensation" below and (iv) all directors and executive officers of the Company as of December 31, 2000 as a group. The address of each 5% stockholder listed below is c/o Network Plus Corp., 234 Copeland Street, Quincy, Massachusetts 02169.

                                                NUMBER OF        SHARES ISSUABLE
                                                  SHARES         UPON EXERCISE OF       PERCENTAGE OF
                                               BENEFICIALLY           STOCK             COMMON STOCK
BENEFICIAL OWNER                                 OWNED(1)           OPTIONS(2)         OUTSTANDING(3)
----------------                               ------------      ----------------      ---------------
5% STOCKHOLDERS
  Robert T. Hale.............................   21,889,177(4)               0               35.4%
  Robert T. Hale, Jr.........................   22,953,960(5)               0               37.1
OTHER DIRECTORS
  James J. Crowley...........................            0            604,286                  *
  David D. Martin............................       30,000             90,432                  *
  Joseph C. McNay............................            0             65,332                  *
OTHER EXECUTIVE OFFICERS LISTED IN THE
  SUMMARY COMPENSATION TABLE
  George C. Alex.............................        8,000            455,332                  *
  Richard Kendall............................       19,182            439,044                  *
ALL DIRECTORS AND EXECUTIVE OFFICERS AS A
  GROUP (6 PERSONS)..........................   44,873,137(4)(5)    1,250,050               73.1

---------------
 *  Less than 1%

(1) The inclusion herein of any shares of Common Stock deemed beneficially owned does not constitute an admission of beneficial ownership of those shares. Unless otherwise indicated, each person listed above has sole voting and investment power with respect to the shares listed.

(2) Shares of common stock issuable under stock options that are exercisable within 60 days after December 31, 2000 are deemed outstanding for computing the percentage ownership of the person holding the options but are not deemed outstanding for computing the percentage ownership of any other person.

(3) Number of shares deemed outstanding includes 61,809,727 shares outstanding as of December 31, 2000 plus any shares of common stock issuable under stock options that are exercisable within 60 days after December 31, 2000.

(4) Includes 272,000 shares held by a trust for the benefit of grandchildren of Robert T. Hale, over which shares Mr. Hale has sole voting and dispositive power. Mr. Hale disclaims beneficial ownership of such shares.

(5) Includes 657,333 shares held by various trusts for the benefit of Robert T. Hale's children and grandchildren, including Mr. Hale, Jr. and his children, over which shares Mr. Hale, Jr. has shared voting and dispositive power, and excludes the shares described in (4) above. Mr. Hale, Jr. disclaims beneficial ownership of such shares.

                PROPOSAL NO. 1 -- ELECTION OF CLASS II DIRECTORS

     The Company's certificate of incorporation divides its board of directors into three classes (designated Class I directors, Class II directors and Class III directors), with members of each class holding office for staggered three-year terms. At the time of the Annual Meeting there will be two Class I directors, whose term expires at the 2003 annual meeting, two Class II directors, whose terms expire at the Annual Meeting, and two Class III directors, whose terms expire at the 2002 annual meeting.

     The persons named in the proxy will vote to elect Robert T. Hale and David
D. Martin as the Class II directors unless authority to vote for their election is withheld by marking the proxy to that effect. If elected, Messrs. Hale and Martin will hold office until the third annual meeting of stockholders following the Annual Meeting and until their successors are elected and qualified. Messrs. Hale and Martin have indicated their willingness to serve, if elected, but if they should be unable or unwilling to serve, the proxies may vote for a substitute nominee designated by the Board of Directors.

DIRECTORS AND NOMINEES

     The following table sets forth, for each director of the Company (including the nominees for Class II directors), his name and age, his positions with the Company (including the predecessor to the Company prior to its incorporation in Delaware in 1998), his principal occupation and business experience during the past five years, the names of the other public reporting corporations for which he serves as director and the year during which he first became a director of the Company:

                                                                                              FIRST
                                                                                             BECAME A
NAME, OFFICES AND POSITIONS WITH THE COMPANY, PRINCIPAL OCCUPATION AND DIRECTORSHIPS  AGE    DIRECTOR
------------------------------------------------------------------------------------  ----   --------
                    NOMINEES FOR CLASS II DIRECTORS
Robert T. Hale..........................................................               62      1990
  Mr. Hale has served as Chairman of the Board of the Company since its inception in
  1990. Mr. Hale is a founding member of Ascent, an industry trade group, and has served as Chairman of its Carrier Committee since 1993 and served as Chairman of its Board from May 1995 to May 1997. Mr. Hale was President of Hampshire Imports
  from 1968 to 1992.
David D. Martin.........................................................               61      1998
  Mr. Martin has served as a director of the Company since August 1998. Mr. Martin was employed by Texas Instruments, a digital signal processing and analog technologies company, from 1960 until June 1998, most recently as Executive Vice
  President. Mr. Martin is a member of the Board of Directors of MathSoft, an educational software company.

CLASS III DIRECTORS (TERMS EXPIRE AT 2002 ANNUAL MEETING)
James J. Crowley........................................................               36      1998
  Mr. Crowley has served as Executive Vice President of the Company since 1994 and
  Chief Operating Officer, Secretary and a director of the Company since July 1998.
  Mr. Crowley was an attorney at Hale and Dorr LLP, a Boston law firm, from 1992 to
  1994.
Joseph C. McNay.........................................................               66      1998
  Mr. McNay has served as a director of the Company since August 1998. Mr. McNay serves as Chairman and Chief Investment Officer of Essex Investment Management
  Company, a private investment Management company founded by Mr. McNay in l976.
  Previously he served as Executive Vice President and a Director of Endowment
  Management & Research Corp. Mr. McNay serves as a Trustee of Children's Hospital and Children's Hospital Trust, Boston, Trustee of Simmons College, Trustee of the
  Dana Farber Cancer Institute and Trustee of National Public Radio.

                                                                                              FIRST
                                                                                             BECAME A
NAME, OFFICES AND POSITIONS WITH THE COMPANY, PRINCIPAL OCCUPATION AND DIRECTORSHIPS  AGE    DIRECTOR
------------------------------------------------------------------------------------  ----   --------
CLASS I DIRECTOR (TERM EXPIRES AT 2003 ANNUAL MEETING)
Robert T. Hale, Jr......................................................               34      1990
  Mr. Hale, Jr. has served as President and Chief Executive Officer of the Company
  since its inception in 1990. From 1989 to 1990, Mr. Hale, Jr. was employed by U.S.
  Telecenters, a sales agent for NYNEX Corporation, and from 1988 to 1989 as a sales representative at MCI.
Lawrence E. Strickling..................................................               49      2001
  Mr. Strickling has served as a director of the Company since February 2001. Mr.
  Strickling has been Executive Vice President and General Counsel of Core Express,
  Inc., a telecommunications company, since August 2000. From September 1997 to
  August 2000, Mr. Strickling was with the Federal Communications Commission, most recently serving as Chief of the Common Carrier Bureau. From May 1987 to September
  1997, Mr. Strickling was employed at Ameritech Corp., a telecommunications company, most recently as Vice President, Public Policy.

BOARD AND COMMITTEE MEETINGS

     Audit Committee. The Company has a standing Audit Committee of the Board of Directors, which acts pursuant to the charter attached to this Proxy Statement as Appendix A. The members of the Audit Committee for 2000 were Messrs. Martin and McNay. In February 2001, the Audit Committee was expanded to include Mr. Strickling.

                             AUDIT COMMITTEE REPORT

     The Audit Committee of the Company's Board of Directors is currently composed of three members and acts under a written charter first adopted and approved in January, 2000. A copy of this charter is attached to this proxy statement as Appendix A. The members of the Audit Committee are independent directors, as defined by its charter and the rules of The Nasdaq Stock Market. The Audit Committee held five meetings during the year ended December 31, 2000.

     The Audit Committee reviewed the Company's audited financial statements for the fiscal year ended December 31, 2000 and discussed these financial statements with the Company's management. Management is responsible for the Company's internal controls and the financial reporting process. The Company's independent accountants are responsible for performing an independent audit of the Company's financial statements in accordance with generally accepted accounting principles and to issue a report on those financial statements. The Audit Committee is responsible for monitoring and overseeing these processes. As appropriate, the Audit Committee reviews and evaluates, and discusses with the Company's management, internal accounting, financial and auditing personnel and the independent auditors, the following:

     - the plan for, and the independent auditor's report on, audits of the Company's financial statements;

     - the Company's financial disclosure documents, including all financial statements and reports filed with the Securities and Exchange Commission or sent to shareholders;

     - changes in the Company's accounting practices, principles, controls or methodologies;

     - significant developments or changes in accounting rules applicable to the Company; and

     - the adequacy of the Company's internal controls and accounting, financial and auditing personnel.

     The Audit Committee also reviewed and discussed the audited financial statements and the matters required by Statement on Auditing Standards 61 (Communication with Audit Committees) with PricewaterhouseCoopers LLP, the Company's independent auditors. Statement on Auditing Standards 61 requires the Company's independent auditors to discuss with the Company's Audit Committee, among other things, the following:

     - methods to account for significant unusual transactions;

     - the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

     - the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditors' conclusions regarding the reasonableness of those estimates; and

     - disagreements with management over the application of accounting principles, the basis for management's accounting estimates and the disclosures in the financial statements.

     The Company's independent auditors also provided the Audit Committee with the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). Independence Standards Board Standard No. 1 requires auditors annually to disclose in writing all relationships that in the auditor's professional opinion may reasonably be thought to bear on independence, confirm their perceived independence and engage in a discussion of independence. In addition, the Audit Committee discussed with the independent auditors their independence from the Company. The Audit Committee also considered whether the independent auditors' provision of certain other, non-audit related services to the Company is compatible with maintaining such auditors' independence.

     Based on its discussions with management and the independent auditors, and its review of the representations and information provided by management and the independent auditors, the Audit Committee recommended to the Company's Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000.

                                          By the Audit Committee of the Board of
                                          Directors of Network Plus Corp.

                                          DAVID D. MARTIN
                                          JOSEPH C. MCNAY
                                          LAWRENCE E. STRICKLING*
---------------

* Mr. Strickling joined the Audit Committee in February 2001 and did not serve on the Audit Committee during 2000.

     Compensation Committee. The Company has a standing Compensation Committee of the Board of Directors, which has the authority to provide recommendations to the Board regarding compensation programs of the Company, to administer the executive compensation programs and to grant stock options under the Company's 1998 Stock Incentive Plan. The Compensation Committee met one time during 2000. The members of the Compensation Committee are Messrs. Martin and McNay.

     Stock Option Committee. The Company has a standing Stock Option Committee of the Board of Directors, which has the authority to grant stock options to non-executives under the Company's 1998 Stock Incentive Plan. The Stock Option Committee acts by written consent. The member of the Stock Option Committee is Mr. Hale, Jr.

     Nominating Committee. The Company does not have a nominating committee or committee serving a similar function. Nominations are made by and through the full Board of Directors.

     The Board of Directors met eleven times and acted by written consent three times during 2000. Each current director attended at least 75% of the aggregate of the total number of Board meetings and the total number of meetings held by all committees of the Board on which he then served.

DIRECTOR COMPENSATION

     Under the Company's 1998 Director Stock Option Plan (as amended, the "Director Option Plan"), each director who is not also an employee of the Company or any subsidiary of the Company receives on the date of each annual meeting of the stockholders, or on August 1 of each year if no annual meeting is held by such date, a fully vested option to purchase 11,333 shares of Common Stock at an exercise price which is equal to the fair market value of the Common Stock on the date of grant. Pursuant to the Director Option Plan, on June 6, 2000, Messrs. Martin and McNay each received a fully vested option to purchase 11,333 shares of Common Stock at an exercise price of $14.06 per share. In addition, pursuant to the Company's 1998 Stock Incentive Plan, on July 26, 2000, Mr. McNay and Mr. Martin each received a fully vested option to purchase 10,000 and 20,000 shares of Common Stock, respectively, at an exercise price of $13.19 per share, and on December 29, 2000, Mr. McNay and Mr. Martin each received a fully vested option to purchase 10,000 and 25,000 shares of Common Stock, respectively, at an exercise price of $2.50 per share. Under the Director Option Plan, non-employee directors receive an option to purchase 22,666 shares upon their initial election. There were no new directors elected during 2000. Directors are reimbursed for their out-of-pocket expenses incurred as a result of their service as directors.

EXECUTIVE COMPENSATION

  Summary Compensation

     The following table sets forth certain information concerning the compensation earned in each of the last three fiscal years by (i) the Company's Chief Executive Officer during fiscal 2000, (ii) the Company's two other executive officers on December 31, 2000 whose salary and bonus during 2000 was over $100,000 and (iii) two former executive officers (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                       LONG-TERM
                                                                      COMPENSATION
                                       ANNUAL COMPENSATION (1)           AWARDS
                                    ------------------------------   --------------
                                                                       SECURITIES
                                                                       UNDERLYING        ALL OTHER
NAME AND PRINCIPAL POSITION         YEAR   SALARY($)   BONUS($)(2)   OPTIONS (#)(3)   COMPENSATION($)
---------------------------         ----   ---------   -----------   --------------   ---------------
Robert T. Hale, Jr................  2000   $285,012           --             --               --
  President and Chief Executive     1999    294,349      $ 3,394             --               --
  Officer                           1998    246,163        2,671             --               --
Robert T. Hale....................  2000   $225,008      $ 1,653             --               --
  Chairman of the Board of          1999    225,008        1,029             --               --
  Directors                         1998    187,708        1,484             --               --
James J. Crowley..................  2000   $220,001           --         50,500               --
  Executive Vice President, Chief   1999    197,504      $30,000         40,000               --
  Operating Officer and Secretary   1998    156,500           --        543,998               --
Richard Kendall (4)...............  2000   $347,564      $31,062        254,263               --
  Senior Vice President, Sales      1999    315,766       40,227         45,000               --
                                    1998    167,219       66,465        158,665               --
George C. Alex (5)................  2000   $210,005      $ 1,331             --               --
  Former Executive Vice President,  1999    181,161       25,000        463,332           $8,895
  Chief Financial Officer and       1998         --           --             --               --
  Treasurer

---------------
(1) In accordance with the rules of the Securities and Exchange Commission, other compensation in the form of perquisites and other personal benefits has been omitted in those instances where the aggregate amount of such perquisites and other personal benefits constituted less than the lesser of $50,000 or 10% of the total of annual salary and bonus for the Named Executive Officer for such year.

(2) Represents amounts earned under the Company's incentive compensation programs.

(3) Reflects the grant of options to purchase Common Stock. The Company has never granted any stock appreciation rights.

(4) Mr. Kendall ceased to be deemed an executive officer of the Company in January 2001 but remains a non-executive employee of the Company.

(5) Mr. Alex joined the Company in February 1999 and ceased employment with the Company in October 2000.

       Option Grants, Exercises and Year-End Values

     The following tables set forth certain information concerning option grants and exercises by the Named Executive Officers during fiscal year ended December 31, 2000 and the number and value of the unexercised options held by such persons on December 31, 2000.

                     OPTION GRANTS IN THE LAST FISCAL YEAR

                                                                                     POTENTIAL REALIZABLE VALUE AT
                                                                                        ASSUMED ANNUAL RATE OF
                                                                                     STOCK PRICE APPRECIATION FOR
                                               INDIVIDUAL GRANTS                            OPTION TERM(3)
                             -----------------------------------------------------   -----------------------------
                             NUMBER OF    PERCENT OF TOTAL
                             SECURITIES       OPTIONS        EXERCISE
                             UNDERLYING      GRANTED TO      OR BASE
                              OPTIONS       EMPLOYEES IN      PRICE     EXPIRATION
NAME                         GRANTED(#)    FISCAL YEAR(%)     ($/SH)       DATE         5%($)           10%($)
----                         ----------   ----------------   --------   ----------   -----------     -------------
Robert T. Hale, Jr.........         0             --              --           --           --                --
Robert T. Hale.............         0             --              --           --           --                --
James J. Crowley...........     4,000(1)         0.1%         $ 8.31      8/23/10     $ 20,911        $   52,992
                                6,500(1)         0.2            6.69     10/06/10       27,337            69,278
                               40,000(1)         1.0            2.50     12/29/10       62,889           159,374
Richard Kendall............    10,000(2)         0.3           19.00      4/28/10      119,490           302,811
                               25,000(2)         1.0           12.06      7/28/10      189,659           480,633
                              186,388(1)         7.0            8.31      8/23/10      974,378         2,469,265
                                2,875(2)         0.1            7.88     10/31/10       14,239            36,083
                               30,000(1)         1.0            2.50     12/29/10       47,167           119,531
George C. Alex.............         0             --              --           --           --                --

---------------
(1) One quarter of the options were vested upon grant. The remainder vest in three equal annual installments, subject to accelerated vesting in certain circumstances.

(2) The options vest in four equal annual installments beginning on the first anniversary of grant, subject to accelerated vesting in certain circumstances.

(3) Amounts represent potential realizable values based on assumed rates of appreciation. These assumed rates are based on Securities and Exchange Commission requirements and do not reflect the Company's projections or estimates of future stock price growth. Actual gains, if any, will depend on the future performance of the Common Stock.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                            NUMBER OF SECURITIES
                                                           UNDERLYING UNEXERCISED      VALUE OF UNEXERCISED
                                                                 OPTIONS AT            IN-THE-MONEY OPTIONS
                               SHARES                        FISCAL YEAR-END(#)      AT FISCAL YEAR-END($)(1)
                              ACQUIRED                     ----------------------    ------------------------
                                 ON            VALUE            EXERCISABLE/               EXERCISABLE/
NAME                         EXERCISE(#)    REALIZED($)        UNEXERCISABLE              UNEXERCISABLE
----                         -----------    -----------    ----------------------    ------------------------
Robert T. Hale, Jr.........         0              --                     0/0                  0/0
Robert T. Hale.............         0              --                     0/0                  0/0
James J. Crowley...........    30,211        $463,941         263,662/340,624(2)               0/0
Richard Kendall............    18,882         157,275         159,882/279,152                  0/0
George C. Alex.............     8,000          29,582               455,332/0                  0/0

---------------
(1) Based on the fair market value of the Common Stock on December 31, 2000 ($2.50), less the option exercise price.

(2) Mr. Crowley's options are subject to accelerated vesting upon an acquisition or change in control of the Company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Based solely on its review of copies of reports filed by all officers and directors of the Company who are persons required to file reports ("Reporting Persons") pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or written representations from certain Reporting Persons that no Form 5 filing was required for such persons, the Company believes that during fiscal 2000 all filings required to be made by its Reporting Persons were timely made in accordance with the requirements of the Exchange Act, except that (i) Mr. Crowley filed a Form 5 reporting stock sales in November 2000, and (ii) Mr. Martin and Mr. McNay each filed a late Form 5 reporting stock option grants in July 2000.

CERTAIN TRANSACTIONS

     In July 2000, the Company entered into a Separation Agreement and Release with Mr. Alex. Pursuant to the Separation Agreement and Release, Mr. Alex resigned from all officer and director positions with the Company and its subsidiaries. Mr. Alex remained an employee of the Company through October 2000 and continued to receive his salary through December 2000. The Separation Agreement and Release also provided that all unvested options would become exercisable for a period of ninety days following the last day of Mr. Alex's employment with the Company. The Separation Agreement and Release contained a mutual release of claims.

     The Company's corporate headquarters are currently located in a 39,500-square foot facility in Quincy, Massachusetts. The Company leases the Quincy facility from a realty trust whose beneficiaries are Robert T. Hale and Robert T. Hale, Jr. In January 2001, the term of this lease was extended through February 2013. From January 1, 2000 through February 28, 2001, the Company made rental and condominium fee payments to this trust in the aggregate amount of approximately $1.2 million.

     The Company leases 80,000 square-feet of office space in Randolph, Massachusetts under a sublease that was entered into in October 1999 and expires in 2005. Subsequent to the effectiveness of this sublease, the Randolph facility was purchased by a limited liability company owned by Robert T. Hale and Robert
T. Hale, Jr. Through March 2001, the Company paid no rent to the sublessor, in accordance with the sublease. From January 1, 2000 through February 28, 2001, the Company made approximately $5.4 million of improvements to the Randolph facility. In August 2000, the Company entered into a lease for the Randolph facility that will commence upon the termination of the sublease in 2005 and terminate in 2013. The lease also grants the Company two five-year renewal options. The lease provides for base monthly rental payments of $100,000 during the first four years of the initial term and $113,333 during the second four years of the initial term. The Company has obtained a third-party opinion that the rental payments under this lease are fair to the Company.

     On September 2, 1998, the Company paid a dividend to its stockholders, including $2.5 million to Robert T. Hale, Jr. Mr. Hale, Jr. reinvested approximately $1.9 million (representing approximately the total distribution to him, net of his estimated tax liability resulting from such dividend) in the form of a loan. Interest on this loan accrues at Fleet's prime rate. The note was originally due 10 days after the redemption of the Company's Series A preferred stock in July 1999. Mr. Hale, Jr. agreed to extend the date of this note until June 30, 2003. As of February 28, 2001, the outstanding balance on the loan was approximately $2.3 million, including accrued interest.

     Robert T. Hale, Jr. is the son of Robert T. Hale. Richard Kendall is the brother-in-law of Robert T. Hale, Jr. and the son-in-law of Robert T. Hale.

           REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The Company's executive compensation program is administered by the Compensation Committee. The Company's executive compensation program, consisting of base salaries, bonus awards and stock option grants, is designed to attract, retain and reward executives who are responsible for leading the Company in achieving its business objectives. The Compensation Committee establishes the compensation of the Chief Executive Officer, subject to review by the full board and subject to the terms of any applicable executive employment agreements.

  Compensation Philosophy

     The Company's executive compensation philosophy is based on the belief that competitive compensation is essential to attract, motivate and retain highly qualified employees. The Company's policy is to provide total compensation that is competitive for comparable work and comparable corporate performance. The compensation program includes both motivational and retention-related compensation components. Bonuses are included to encourage effective performance relative to current plans and objectives. Stock options are included to help retain productive people and to more closely align their interests with those of stockholders.

     In executing its compensation policy, the Company seeks to relate compensation with the Company's financial performance and business objectives, reward high levels of individual performance and tie a significant portion of total executive compensation to the performance of the Company. While compensation survey data are useful guides for comparative purposes, the Company believes that a successful compensation program also requires the application of judgment and subjective determinations of individual performance, and the Compensation Committee applies subjective judgment in reconciling the program's objectives with the realities of retaining valued employees.

  Executive Compensation Program

     Annual compensation for the Company's executives consists of three principal elements -- base salary, cash bonus awards and stock options.

BASE SALARY

     In setting the annual cash compensation for Company executives, the Compensation Committee reviews compensation for comparable positions. The Company also periodically compares its pay practices with other telecommunications companies through review of survey and proxy data.

     Increases in annual base salary are based on a review and evaluation of the performance of the operation or activity for which the executive has responsibility, the impact of that operation or activity on the Company and the skills and experience required for the job, coupled with a comparison of these elements with similar elements for other executives both within and outside the Company.

CASH BONUS AWARDS

     The cash bonus awards for each executive are tied to financial and other performance objectives and targets, fixed by the Board of Directors for the Chief Executive Officer, and by the Chief Executive Officer for the other executive officers. During 2000, based principally on the performance of the Company's stock, the Company awarded no significant cash bonuses to its executives.

EQUITY OWNERSHIP

     Total compensation at the executive level also includes long-term incentives afforded by stock options. The purpose of the Company's stock option program is to (i) reinforce the mutuality of long-term interests between employees and the stockholders and (ii) assist in the attraction and retention of executives, key managers and individual contributors who are essential to the Company's success. Existing levels of equity ownership are taken into account when determining stock option awards.

     The Company's stock option program includes multi-year vesting periods to optimize the retention value of these options and to orient the Company's executives and managers to longer-term success. Generally, stock options granted to executives vest over a three-year or four-year period following the date of grant. If the employee leaves the Company before the options vest, he or she forfeits the unvested portions of these awards. The size of the stock option awards is generally intended to reflect the significance of the recipient's then current and anticipated contributions to the Company. Prior to the Company's initial public offering in June 1999, the exercise price of options was 100% or greater of the fair market value per share on the date of grant. Since the Company's initial public offering, the exercise price of options has been equal to the fair market value per share on the date of grant.

     The Company also has an employee stock purchase plan, which is available to all of its full-time employees, including executives but exclusive of any employee who owns, or would own after purchase under this plan, 5% or more of the total combined voting power or value of the stock of the Company or of any subsidiary. Such plan generally permits employees to purchase shares at a discount of 15% from the lesser of the fair market value at the beginning or end of an offering period.

CHIEF EXECUTIVE OFFICER FISCAL 2000 COMPENSATION

     Mr. Hale, Jr. served as Chief Executive Officer of the Company during 2000. The Compensation Committee set Mr. Hale, Jr.'s base salary for 2000 at $285,000, which was considered to be a salary level competitive with that of comparable companies. Based on the performance of the Company's stock, Mr. Hale, Jr. was not awarded a cash bonus in 2000. Because of his significant equity ownership of the Company, Mr. Hale Jr. was not awarded any stock options in 2000.

  Compliance with Internal Revenue Code Section 162(m)

     Section 162(m) of the Internal Revenue Code (the "Code") generally disallows a tax deduction to public companies for compensation over $1 million paid to its chief executive officer and its four other most highly compensated executive officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Company may from time to time attempt to structure certain elements of its executive compensation program in a manner that complies with the performance-based requirements of the statute. In any event, there can be no assurance that any element of the Company's executive compensation will be exempted from the deduction limit of Section 162(m).

                                          By the Compensation Committee of the
                                          Board of
                                          Directors of Network Plus Corp.

                                          DAVID D. MARTIN
                                          JOSEPH C. MCNAY

                         COMPARATIVE STOCK PERFORMANCE

     The following graph compares the cumulative total stockholder return on the Company's Common Stock with the cumulative return of (i) the Total Return Index for the Nasdaq National Market (U.S. & Foreign Companies) (the "Nasdaq Index") and (ii) the CRSP Nasdaq Total Return Industry Index for Telecommunications Stocks (the "CRSP Telecommunications Index"). This graph assumes the investment on June 30, 1999 of $100 in the Company's Common Stock, the Nasdaq Index and the CRSP Telecommunications Index and assumes dividends are reinvested.
                             PERFORMANCE LINE GRAPH

                                                                                                         CRSP TELECOMMUNICATIONS
                                                   NETWORK PLUS CORP.             NASDAQ INDEX                    INDEX
                                                   ------------------             ------------           -----------------------
6/30/99                                                  100.00                      100.00                      100.00
12/31/99                                                 131.25                      151.91                      132.99
12/31/00                                                  15.63                       91.73                       57.19

                                                           JUNE 30,    DECEMBER 31,    DECEMBER 31,
                                                             1999          1999            2000
                                                           --------    ------------    ------------
Network Plus Corp........................................  $100.00       $131.25          $15.63
Nasdaq Index.............................................   100.00        151.91           91.73
CRSP Telecommunications Index............................   100.00        132.99           57.19

 PROPOSAL NO. 2 -- APPROVAL OF AMENDMENT TO, AND THE CONTINUANCE OF, 1998 STOCK
                                 INCENTIVE PLAN

     The Board of Directors believes that the success of the Company depends, in large part, upon the ability of the Company to maintain a competitive position in attracting and retaining key personnel. As of December 31, 2000, only 1,359,512 shares were available for future Awards (as defined below) under the Company's 1998 Stock Incentive Plan (as amended, the "1998 Plan"). Accordingly, on January 16, 2001, the Board of Directors adopted, subject to stockholder approval, an amendment to the 1998 Plan that increased from 9,000,000 to 18,000,000 the number of shares of Common Stock available for issuance under the 1998 Plan (subject to a proportionate adjustment for certain changes in the Company's capitalization, such as a stock split).

     Section 162(m) of the Internal Revenue code of 1986, as amended (the "Code"), generally disallows a tax deduction to public companies for compensation over $1 million paid to the corporation's chief executive officers and four other most highly compensated executive officers. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. In order for options and restricted stock awarded under the 1998 Plan, as amended by the amendment, to comply with Section 162(m) after the Annual Meeting, the continuance of the 1998 Plan must be approved by stockholders. If the stockholders do not vote to continue the 1998 Plan, the Company will not grant any further options or make any further Awards under the 1998 Plan.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE AMENDMENT TO, AND THE CONTINUANCE OF, THE 1998 PLAN.

     The following is a brief summary of the provisions of the 1998 Plan. This summary is qualified in all respects by reference to the full text of the 1998 Plan, a copy of which is available from the Secretary of the Company.

     The 1998 Plan provides for the grant of incentive stock options, nonstatutory stock options, awards of restricted stock and unrestricted stock, and other stock-based awards ("Awards"). Currently, an aggregate of 9,000,000 shares of Common Stock may be issued pursuant to the 1998 Plan. As of February 28, 2001, options to purchase 6,807,278 shares of the Company's Common Stock were outstanding under the 1998 Plan, options to purchase 833,210 shares had been exercised and 1,359,512 shares were available for grant under the 1998 Plan. The 1998 Plan provides that the maximum number of shares of Common Stock with respect to which Awards may be granted to any employee may not exceed 3,173,333 during any calendar year. No Award may be made under the 1998 Plan after July 15, 2008, but Awards previously granted may extend beyond that date.

     The 1998 Plan contains provisions relating to the disposition of Awards in the event of mergers, acquisitions and other extraordinary corporate transactions involving the Company. Except as otherwise provided in an Award, upon an acquisition of the Company, all outstanding options will be assumed, or equivalent options will be substituted, by the acquiring corporation. If an acquiring corporation does not agree to assume, or substitute for, such options, either all unexercised options will become immediately exercisable or each participant will receive a cash payment equal to the sum of the spread between the option exercise prices and the acquisition price of the shares of common stock underlying such options. In addition, options will become fully exercisable if the employee's employment is terminated under certain circumstances within one year of the acquisition.

     The 1998 Plan is administered by the Board of Directors of the Company and the Compensation Committee of the Board of Directors. The Board has the authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the 1998 Plan, to interpret the provisions of the 1998 Plan and to terminate the 1998 Plan. The Board also has the authority to grant Awards under the 1998 Plan and to accelerate, waive or amend certain provisions of outstanding Awards. Pursuant to the terms of the 1998 Plan, the Board has appointed the Compensation Committee to administer certain aspects of the 1998 Plan and the Stock Option Committee to authorize the grant of options other than to members of the executive team. No amendment to the 1998 Plan may be made without stockholder approval if such approval is necessary to comply with any applicable tax or regulatory requirement, including any requirements for compliance with Rule 16b-3 of the Exchange Act ("Rule 16b-3").

     All of the employees, officers, directors, consultants and advisors of the Company and its subsidiaries who are expected to contribute to the Company's future growth and success, other than persons who have irrevocably elected not to be eligible, are eligible to participate in the 1998 Plan. Incentive stock options, however, may only be granted to employees of the Company or any of its parent or subsidiary corporations. As of February 28, 2001, approximately 900 employees were eligible to receive Awards under the 1998 Plan. As of March 15, 2001, the market value of the Company's Common Stock was $3.63 per share.

     The granting of Awards under the 1998 Plan is discretionary, and the Company cannot now determine the number or type of Awards to be granted in the future to any particular person or group. Since the adoption of the 1998 Stock Incentive Plan, the following persons and groups received options to purchase the number of shares listed: James J. Crowley, the Company's Executive Vice President, Chief Operating Officer and Secretary - 634,498 shares; Robert J. Cobuzzi, the Company's Executive Vice President of Finance, Chief Financial Officer and Treasurer - 490,000 shares; George C. Alex, the Company's former Executive Vice President, Chief Financial Officer and Treasurer - 463,332 shares; Richard Kendall, the Company's Senior Vice President, Sales - 457,927 shares; Joseph McNay, Director of the Company - 20,000 shares; David D. Martin, Director of the Company - 45,000 shares; all current executive officers as a group - 1,124,498 shares; all current directors who are not executive officers as a group - 65,000 shares. No associate of any such directors, executive officers or nominees has received any options under the 1998 Stock Incentive Plan. As of

February 28, 2001, current employees of the Company, excluding current executive officers, have received options to purchase an aggregate of 6,515,990 shares under this plan.

  Description of Awards under the 1998 Plan

     Incentive Stock Options and Nonstatutory Options. Optionees receive the right to purchase a specified number of shares of Common Stock at an option price and subject to such terms and conditions as are specified at the time of the grant. Incentive stock options and options that the Board of Directors or Compensation Committee intend to qualify as performance-based compensation under
Section 162(m) of the Code may not be granted at an exercise price less than the fair market value of the Common Stock on the date of grant (or less than 110% of the fair market value in the case of incentive stock options granted to optionees holding 10% or more of the total combined voting power of all classes of stock of the Company or of its parent or subsidiary corporation). All other options may be granted at an exercise price that may be less than, equal to or greater than the fair market value of the Common Stock on the date of grant.

     Restricted and Unrestricted Stock. Restricted stock awards entitle recipients to acquire shares of Common Stock, subject to the right of the Company to repurchase all or part of such shares at their purchase price from the recipient in the event that the conditions specified in the applicable stock award are not satisfied prior to the end of the applicable restriction period established for such award. The Company may also grant or sell to participants shares of Common Stock free of any restrictions under the 1998 Plan.

  Federal Income Tax Consequences

     The following is a summary of the United States federal Income tax consequences that generally will arise with respect to Awards granted under the 1998 Plan and with respect to the sale of Common Stock acquired under the 1998 Plan. This summary is based on the federal tax laws in effect on the date of this proxy statement. Changes to these laws would alter the tax consequences described below.

     Incentive Stock Options. In general, a participant will not recognize taxable income upon the grant or exercise of an incentive stock option. Instead, a participant will recognize taxable income with respect to an incentive stock option only upon the sale of Common Stock acquired through the exercise of the option ("ISO Stock"). The exercise of an incentive stock option, however, may subject the participant to the alternative minimum tax.

     Generally, the tax consequences of selling ISO Stock will vary with the length of time that the participant has owned the ISO Stock at the time it is sold. If the participant sells ISO Stock after having owned it for at least two years from the date the option was granted (the "Grant Date") and one year from the date the option was exercised (the "Exercise Date"), then the participant will recognize long-term capital gain in an amount equal to the excess of the sale price of the ISO Stock over the exercise price.

     If the participant sells ISO Stock for more than the exercise price prior to having owned it for at least two years from the Grant Date and one year from the Exercise Date (a "Disqualifying Disposition"), then all or a portion of the gain recognized by the participant will be ordinary compensation income and the remaining gain, if any, will be a capital gain. This capital gain will be a long-term capital gain if the participant has held the ISO Stock for more than one year prior to the date of sale.

     If a participant sells ISO Stock for less than the exercise price, then the participant will recognize capital loss in an amount equal to the excess of the exercise price over the sale price of the ISO Stock. This capital loss will be a long-term capital loss if the participant has held the ISO Stock for more than one year prior to the date of sale.

     Nonstatutory Stock Options. As in the case of an incentive stock option, a participant will not recognize taxable income upon the grant of a nonstatutory stock option. Unlike an incentive stock option, however, a participant who exercises a nonstatutory stock option generally will recognize ordinary compensation income in an amount equal to the difference between the fair market value of the Common Stock acquired through the exercise of the option ("NSO Stock") on the Exercise Date and the exercise price.

     With respect to any NSO Stock, a participant will have a tax basis equal to the exercise price plus any income recognized upon the exercise of the option. Upon selling NSO Stock, a participant generally will recognize capital gain or loss in an amount equal to the difference between the sale price of the NSO Stock and the participant's tax basis in the NSO Stock. This capital gain or loss will be a long-term gain or loss if the participant has held the NSO Stock for more than one year prior to the date of the sale.

     Restricted Stock. A participant will not recognize taxable income upon the grant of a restricted stock Award, unless the participant makes an election under Section 83(b) of the Code (a "Section 83(b) Election"). If the participant makes a valid Section 83(b) Election within 30 days of the date of the grant, then the participant will recognize ordinary compensation income, for the year in which the Award is granted, in an amount equal to the difference between the fair market value of the Common Stock at the time the Award is granted and the purchase price paid for the Common Stock. If a valid Section 83(b) Election is not made, then the participant will recognize ordinary compensation income, at the time that the forfeiture provisions or restrictions on transfer lapse, in an amount equal to the difference between the fair market value of the Common Stock at the time of such lapse and the original purchase price paid for the Common Stock. The participant will have a tax basis in the Common Stock acquired equal to the sum of the price paid and the amount of ordinary compensation income recognized.

     Upon the disposition of the Common Stock acquired pursuant to a restricted stock Award, the participant will recognize a capital gain or loss equal to the difference between the sale price of the Common Stock and the participant's tax basis in the Common Stock. This capital gain or loss will be a long-term gain or loss if the shares are held for more than one year.

     Other Stock-Based Awards. The tax consequences associated with any other stock-based Award granted under the Plan will vary depending on the specific terms of the Award. Among the relevant factors are whether or not the Award has a readily ascertainable fair market value, whether or not the Award is subject to forfeiture provisions or restrictions on transfer, the nature of the property to be received by the participant under the Award, and the participant's holding period and tax basis for the Award or underlying Common Stock.

     Tax Consequences to the Company. The grant of an Award under the 1998 Plan will have no tax consequences to the Company. Moreover, in general, neither the exercise of an incentive stock option nor the sale of any Common Stock acquired under the 1998 Plan will have any tax consequences to the Company. The Company generally will be entitled to a business-expense deduction, however, with respect to any ordinary compensation income recognized by a participant under the 1998 Plan, including in connection with a restricted stock Award or as a result of the exercise of a nonstatutory stock option or a Disqualifying Disposition. Any such deduction will be subject to the limitations of Section 162(m) of the Code.

     PROPOSAL NO. 3 -- RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS

     The Board of Directors, at the recommendation of the Audit Committee, has selected the firm of PricewaterhouseCoopers LLP as the Company's independent accountants for the current fiscal year. PricewaterhouseCoopers LLP (previously Coopers & Lybrand L.L.P.) has served as the Company's independent accountants since 1996. Although stockholder approval of the Board of Directors' selection of PricewaterhouseCoopers LLP is not required by law, the Board of Directors believes that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at the Annual Meeting, the Board of Directors will reconsider its selection of PricewaterhouseCoopers LLP. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and will also be available to answer appropriate questions from stockholders.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS.

     The following is certain information regarding amounts billed by PricewaterhouseCoopers LLP to the Company during 2000:

  Audit Fees

     PricewaterhouseCoopers LLP billed the Company an aggregate of $195,000 in fees for professional services rendered in connection with the audit of the Company's financial statements for fiscal year 2000 and the reviews of the financial statements included in each of the Company's Quarterly Reports on Form 10-Q during the fiscal year ended December 31, 2000.

  All Other Fees

     PricewaterhouseCoopers LLP billed the Company an aggregate of $1,153,772 in fees for other services rendered to the Company and its affiliates for the fiscal year ended December 31, 2000.

                             STOCKHOLDER PROPOSALS

     Any proposal that a stockholder of the Company wishes to be considered for inclusion in the Company's proxy statement and proxy card for the 2002 Annual Meeting of Stockholders (the "2002 Annual Meeting") must be received by the Secretary of the Company at its offices, 234 Copeland Street, Quincy, Massachusetts 02169 on or before December 8, 2001.

     If a stockholder of the Company wishes to nominate a director or present a proposal before the 2002 Annual Meeting, but does not wish to have the proposal considered for inclusion in the Company's proxy statement and proxy card, such stockholder must give written notice to be received by the Secretary of the Company at the principal offices of the Company, on or after February 6, 2002, but prior to March 8, 2002; provided, however, that if the date of the 2002 Annual Meeting is advanced by more than 20 days or delayed by more than 60 days from May 7, 2002, a stockholder's notice of a nomination or proposal must be received by the Secretary not earlier than the ninetieth day prior to the 2002 Annual Meeting and not later than the close of business on the later of (i) the sixtieth day prior to the 2002 Annual Meeting and (ii) the tenth day following the day on which notice of the date of the 2002 Annual Meeting was mailed or public disclosure of the date of the 2002 Annual Meeting was made, whichever occurs first. No stockholder nomination or proposal is required to be considered unless it is presented in accordance with the requirements of the Company's By-laws and the Securities Exchange Act of 1934. The persons designated in the Company's proxy card will be granted discretionary authority with respect to any stockholder proposal to the full extent permitted by the rules and regulations of the Securities and Exchange Commission.

                                 OTHER MATTERS

     The Board of Directors does not know of any other matters which may come before the Annual Meeting. However, if any other matters are properly presented to the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters. All costs of solicitation of proxies will be borne by the Company. In addition to solicitations by mail, the Company's directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, e-mail, telecopy and personal interviews, and the Company reserves the right to retain outside agencies for the purpose of soliciting proxies. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and, as required by law, the Company will reimburse them for their out-of-pocket expenses in this regard.

                                          By Order of the Board of Directors,

                                          James J. Crowley
                                          Secretary
April 6, 2001

     THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. YOUR PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE ANNUAL MEETING AND YOUR COOPERATION WILL BE APPRECIATED. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

                                   APPENDIX A

                               NETWORK PLUS CORP.
                            AUDIT COMMITTEE CHARTER

I.  PURPOSE

     The primary function of the Network Plus (the "Corporation") Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing: the financial reports and other financial information provided by the Corporation to any governmental body or the public; the Corporation's systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established; and the Corporation's auditing, accounting and financial reporting processes generally. Consistent with this function, the Audit Committee should encourage continuous improvement of, and should foster adherence to, the Corporation's policies, procedures and practices at all levels. The Audit Committee's primary duties and responsibilities are to:

     - Serve as an independent and objective party to monitor the Corporation's financial reporting process and internal control system.

     - Review and appraise the audit efforts of the Corporation's independent accountants and internal auditing department.

     - Provide an open avenue of communication among the independent accountants, financial and senior management and the Board of Directors.

     The Audit Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Section IV of this Charter.

II.  COMPOSITION

     The Audit Committee shall be comprised of at least two directors as determined by the Board, each of whom shall be independent directors, and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee. All members of the Committee shall have a working familiarity with basic finance and accounting practices, and at least one member of the Committee shall have accounting or related financial management expertise. Committee members may enhance their familiarity with finance and accounting by participating in educational programs conducted by the Corporation or an outside consultant.

     The members of the Committee shall be elected by the Board at the annual organizational meeting of the Board or until their successors shall be duly elected and qualified. Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

III. MEETINGS

     The Committee shall meet at least four times annually, or more frequently as circumstances dictate. As part of its job to foster open communication, the Committee should meet at least annually with management, financial management and the independent accountants in separate executive sessions to discuss any matters that the Committee or each of these groups believe should be discussed privately. In addition, the Committee or at least its Chair should meet with the independent accountants and management quarterly to review the Corporation's financials consistent with IV.4 below.

IV.  RESPONSIBILITIES AND DUTIES

     To fulfill its responsibilities and duties, the Audit Committee shall:

DOCUMENTS/REPORTS REVIEW

     1. Review and update this Charter periodically, at least annually, as conditions dictate.

     2. Review the organization's annual financial statements and any reports or other financial information submitted to any governmental body, or the public, including any certification, report, opinion, or review rendered by the independent accountants.

     3. Review the reports to management prepared by the independent accountants and management's response.

     4. Review with financial management and the independent accountants the 10-K prior to its filing or prior to the release of earnings. The Chair of the Committee may represent the entire Committee for purposes of this review.

INDEPENDENT ACCOUNTANTS

     5. Recommend to the Board of Directors the selection of the independent accountants, considering independence and effectiveness and approve the fees and other compensation to be paid to the independent accountants. On an annual basis, the Committee should review and discuss with the accountants all significant relationships the accountants have with the Corporation to determine the accountants' independence.

     6. Review the performance of the independent accountants and approve any proposed discharge of the independent accountants when circumstances warrant.

     7. Periodically consult with the independent accountants out of the presence of management about internal controls and the fullness and accuracy of the organization's financial statements.

FINANCIAL REPORTING PROCESSES

     8. In consultation with the independent accountants and financial management, review the integrity of the organization's financial reporting processes, both internal and external.

     9. Consider the independent accountants' judgments about the quality and appropriateness of the Corporation's accounting principles as applied in its financial reporting.

     10. Consider and approve, if appropriate, major changes to the Corporation's auditing and accounting principles and practices as suggested by the independent accountants or management.

PROCESS IMPROVEMENT

     11. Establish regular and separate systems of reporting to the Audit Committee by each of management, the independent accountants and financial management regarding any significant judgments made in management's preparation of the financial statements and the view of each as to appropriateness of such judgments.

     12. Following completion of the annual audit, review separately with each of management, the independent accountants and financial management any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

     13. Review any significant disagreement among management and the independent accountants in connection with the preparation of the financial statements.

     14. Review with the independent accountants and management the extent to which changes or improvements in financial or accounting practices, as approved by the Audit Committee, have been implemented. (This review should be conducted at an appropriate time subsequent to implementation of changes or improvements, as decided by the Committee.)

ETHICAL AND LEGAL COMPLIANCE

     15. Establish, review and update periodically a Code of Ethical Conduct and ensure that management has established a system to enforce this Code.

     16. Review management's monitoring of the Corporation's compliance with the organization's Ethical Code, and ensure that management has the proper review system in place to ensure that Corporation's financial statements, reports and other financial information disseminated to governmental organizations, and the public satisfy legal requirements.

     17. Review activities, organizational structure, and the need for an internal audit department.

     18. Review, with the organization's counsel, legal compliance matters including corporate securities trading policies.

     19. Review, with the organization's counsel, any legal matter that could have a significant impact on the organization's financial statements.

     20. Perform any other activities consistent with this Charter, the Corporation's by-laws and governing law, as the Committee or the Board deems necessary or appropriate.

                               NETWORK PLUS CORP.

                            1998 STOCK INCENTIVE PLAN

1.    Purpose

      The purpose of this 1998 Stock Incentive Plan (the "Plan") of Network Plus Corp., a Delaware corporation (the "Company"), is to advance the interests of the Company's stockholders by enhancing the Company's ability to attract, retain and motivate persons who make (or are expected to make) important contributions to the Company by providing such persons with equity ownership opportunities and performance-based incentives and thereby better aligning the interests of such persons with those of the Company's stockholders. Except where the context otherwise requires, the term "Company" shall include any of the Company's present or future subsidiary corporations, as defined in Section 424(f) of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (the "Code").

2.    Eligibility

      All of the Company's employees, officers, directors, consultants and advisors (and any individuals who have accepted an offer for employment) are eligible to be granted options, restricted stock awards, or other stock-based awards (each, an "Award") under the Plan. Each person who has been granted an Award under the Plan shall be deemed a "Participant".

3.    Administration, Delegation

      (a) Administration by Board of Directors. The Plan will be administered by the Board of Directors of the Company (the "Board"). The Board shall have authority to grant Awards and to adopt, amend and repeal such administrative rules, guidelines and practices relating to the Plan as it shall deem advisable. The Board may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem expedient to carry the Plan into effect and it shall be the sole and final judge of such expediency. All decisions by the Board shall be made in the Board's sole discretion and shall be final and binding on all persons having or claiming any interest in the Plan or in any Award. No director or person acting pursuant to the authority delegated by the Board shall be liable for any action or determination relating to or under the Plan made in good faith.

      (b) Delegation to Executive Officers. To the extent permitted by applicable law, the Board may delegate to one or more executive officers of the Company the power to make Awards and exercise such other powers under the Plan as the Board may determine, provided that the Board shall fix the maximum number of shares subject to Awards and the maximum number of shares for any one Participant to be made by such executive officers.

      (c) Appointment of Committees. To the extent permitted by applicable law, the Board may delegate any or all of its powers under the Plan to one or more committees or subcommittees of the Board (a "Committee"). All references in the Plan to the "Board" shall mean the Board or a Committee of the Board or the executive officer referred to in Section 3(b) to the extent that the Board's powers or authority under the Plan have been delegated to such Committee or executive officer.

4.    Stock Available for Awards

      (a) Number of Shares. Subject to adjustment under Section 8, Awards may be made under the Plan for up to 1,400,000 shares of common stock, $.01 par value per share, of the Company (the "Common Stock"). If any Award expires or is terminated, surrendered or canceled without having been fully exercised or is forfeited in whole or in part or results in any Common Stock not being issued, the unused Common Stock covered by such Award shall again be available for the grant of Awards under the Plan, subject, however, in the case of Incentive Stock Options (as hereinafter defined), to any limitation required under the Code. Shares issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.

      (b) Per-Participant Limit. Subject to adjustment under Section 8, for Awards granted after the Common Stock is registered under the Securities Exchange Act of 1934 (the "Exchange Act"), the maximum number of shares of Common Stock with respect to which an Award may be granted to any Participant under the Plan shall be 700,000 per calendar year. The per-Participant limit described in this Section 4(b) shall be construed and applied consistently with
Section 162(m) of the Code.

5.    Stock Options

      (a) General. The Board may grant options to purchase Common Stock (each, an "Option") and determine the number of shares of Common Stock to be covered by each Option, the exercise price of each Option and the conditions and limitations applicable to the exercise of each Option, including conditions relating to applicable federal or state securities laws, as it considers necessary or advisable. An Option which is not intended to be an Incentive Stock Option (as hereinafter defined) shall be designated a "Nonstatutory Stock Option".

      (b) Incentive Stock Options. An Option that the Board intends to be an "incentive stock option" as defined in Section 422 of the Code (an "Incentive Stock Option") shall only be granted to employees of the Company and shall be subject to and shall be construed consistently with the requirements of Section 422 of the Code. The Company shall have no liability to a Participant, or any other party, if an Option (or any part thereof) which is intended to be an Incentive Stock Option is not an Incentive Stock Option.

      (c) Exercise Price. The Board shall establish the exercise price at the time each Option is granted and specify it in the applicable option agreement.

      (d) Duration of Options. Each Option shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable option agreement.

      (e) Exercise of Option. Options may be exercised by delivery to the Company of a written notice of exercise signed by the proper person or by any other form of notice (including electronic notice) approved by the Board together with payment in full as specified in Section 5(f) for the number of shares for which the Option is exercised.

      (f) Payment Upon Exercise. Common Stock purchased upon the exercise of an Option granted under the Plan shall be paid for as follows:

      (1) in cash or by check, payable to the order of the Company;

      (2) except as the Board may, in its sole discretion, otherwise provide in an option agreement, by (i) delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price or (ii) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price;

      (3) when the Common Stock is registered under the Exchange Act, by delivery of shares of Common Stock owned by the Participant valued at their fair market value as determined by (or in a manner approved by) the Board in good faith ("Fair Market Value"), which Common Stock was owned by the Participant at least six months prior to such delivery;

      (4) to the extent permitted by the Board, in its sole discretion by (i) delivery of a promissory note of the Participant to the Company on terms determined by the Board, or (ii) payment of such other lawful consideration as the Board may determine; or

      (5) by any combination of the above permitted forms of payment.

6.    Restricted Stock

      (a) Grants. The Board may grant Awards entitling recipients to acquire shares of Common Stock, subject to the right of the Company to repurchase all or part of such shares at their issue price or other stated or formula price (or to require forfeiture of such shares if issued at no cost) from the recipient in the event that conditions specified by the Board in the applicable Award are not satisfied prior to the end of the applicable restriction period or periods established by the Board for such Award (each, a "Restricted Stock Award").

      (b) Terms and Conditions. The Board shall determine the terms and conditions of any such Restricted Stock Award, including the conditions for repurchase (or forfeiture) and the issue price, if any. Any stock certificates issued in respect of a Restricted Stock Award shall be registered in the name of the Participant and, unless otherwise determined by the Board, deposited by the Participant, together with a stock power endorsed in blank, with the Company (or its designee). At the expiration of the applicable restriction periods, the Company (or such designee) shall deliver the certificates no longer subject to such restrictions to the Participant or if the Participant has died, to the beneficiary designated, in a manner determined by the Board, by a Participant to receive amounts due or exercise rights of the Participant in the event of the Participant's death (the "Designated Beneficiary"). In the absence of an effective designation by a Participant, Designated Beneficiary shall mean the Participant's estate.

7.    Other Stock-Based Awards

      The Board shall have the right to grant other Awards based upon the Common Stock having such terms and conditions as the Board may determine, including the grant of shares based upon certain conditions, the grant of securities convertible into Common Stock and the grant of stock appreciation rights.

8.    Adjustments for Changes in Common Stock and Certain Other Events

      (a) Changes in Capitalization. In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any distribution to holders of Common Stock other than a normal cash dividend, (i) the number and class of securities available under this Plan,
(ii) the per-Participant limit set forth in Section 4(b), (iii) the number and class of securities and exercise price per share subject to each outstanding Option, (iv) the repurchase price per share subject to each outstanding Restricted Stock Award, and (v) the terms of each other outstanding Award shall be appropriately adjusted by the Company (or substituted Awards may be made, if applicable) to the extent the Board shall determine, in good faith, that such an adjustment (or substitution) is necessary and appropriate. If this Section 8(a) applies and Section 8(c) also applies to any event, Section 8(c) shall be applicable to such event, and this Section 8(a) shall not be applicable.

      (b) Liquidation or Dissolution. In the event of a proposed liquidation or dissolution of the Company, the Board shall upon written notice to the Participants provide that all then unexercised Options will (i) become exercisable in full as of a specified time at least 10 business days prior to the effective date of such liquidation or dissolution and (ii) terminate effective upon such liquidation or dissolution, except to the extent exercised before such effective date. The Board may specify the effect of a liquidation or dissolution on any Restricted Stock Award or other Award granted under the Plan at the time of the grant of such Award.

      (c) Acquisition and Change in Control Events

            (1) Definitions

                  (A) An "Acquisition Event" shall mean:

                        (i) any merger or consolidation of the Company with or into another entity as a result of which the Common Stock is converted into or exchanged for the right to receive cash, securities or other property; or

                        (ii) any exchange of shares of the Company for cash, securities or other property pursuant to a statutory share exchange transaction.

                  (B) A "Change in Control Event" shall mean:

                        (i) the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 50% or more of either (x) the then-outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (y) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control Event: (A) any acquisition directly from the Company (excluding an acquisition pursuant to the exercise, conversion or exchange of any security exercisable for, convertible into or exchangeable for common stock or voting securities of the Company, unless the Person exercising, converting or exchanging such security acquired such security directly from the Company or an underwriter or agent of the Company), (B) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, (C) any acquisition by any corporation pursuant to a Business Combination (as defined below) which complies with clauses (x) and (y) of subsection (ii) of this definition or (D) any acquisition by Robert T. Hale, Robert T. Hale, Jr., or any member of their immediate families, or any trust, partnership, corporation or other entity controlled directly or indirectly by, or any trust for the benefit of, Robert T. Hale, Robert T. Hale, Jr., or any member of their immediate families (each such party is referred to herein as an "Exempt Person"); or

                        (ii) the consummation of a merger, consolidation, reorganization or statutory share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company (a "Business Combination"), unless, immediately following such Business Combination, each of the following two conditions is satisfied: (x) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company's assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the "Acquiring Corporation") in substantially the same proportions as their ownership of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively, immediately prior to such Business Combination and (y) no Person (excluding any Exempt Person, the Acquiring Corporation or any employee benefit plan or related trust maintained or sponsored by the Company or by the Acquiring Corporation) beneficially owns, directly or indirectly, 50% or more of the then-outstanding shares of common stock of the Acquiring Corporation, or of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to the Business Combination).

                  (C) "Good Reason" shall mean any significant diminution in the Participant's title, authority, or responsibilities from and after such Acquisition Event or Change in Control Event, as the case may be, or any reduction in the annual cash compensation payable to the Participant from and after such Acquisition Event or Change in Control Event, as the case may be, or the relocation of the place of business at which the Participant is principally located to a location that is greater than 50 miles from the current site.

                  (D) "Cause" shall mean any (i) willful failure by the Participant, which failure is not cured within 30 days of written notice to the Participant from the Company, to perform his or her material responsibilities to the Company or (ii) willful misconduct by the Participant which affects the business reputation of the Company. The Participant shall be considered to have been discharged for "Cause" if the Company determines, within 30 days after the Participant's resignation, that discharge for Cause was warranted.

            (2)   Effect on Options

                  (A) Acquisition Event. Upon the occurrence of an Acquisition Event (regardless of whether such event also constitutes a Change in Control Event), or the execution by the Company of any agreement with respect to an Acquisition Event (regardless of whether such event will result in a Change in Control Event), the Board shall provide that all outstanding Options shall be assumed, or equivalent options shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof). If such Acquisition Event also constitutes a Change in Control Event, except to the extent specifically provided to the contrary in the instrument evidencing any Option or any other agreement between a Participant and the Company, the Option shall continue to become vested in accordance with the original vesting schedule set forth in such Option; provided, however, that such Options shall become immediately exercisable in full if, on or prior to the first anniversary of the date of the consummation of the Acquisition Event, the Participant's employment with the Company or the acquiring or succeeding corporation is terminated for Good Reason by the Participant or is terminated without Cause by the Company or the acquiring or succeeding corporation.

                        For purposes hereof, an Option shall be considered to be assumed if, following consummation of the Acquisition Event, the Option confers the right to purchase, for each share of Common Stock subject to the Option immediately prior to the consummation of the Acquisition Event, the consideration (whether cash, securities or other property) received as a result of the Acquisition Event by holders of Common Stock for each share of Common Stock held immediately prior to the consummation of the Acquisition Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if the consideration received as a result of the Acquisition Event is not solely common stock of the acquiring or succeeding corporation (or an affiliate thereof), the Company may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the exercise of Options to consist solely of common stock of the acquiring or succeeding corporation (or an affiliate thereof) equivalent in fair market value to the per share consideration received by holders of outstanding shares of Common Stock as a result of the Acquisition Event.

                        Notwithstanding the foregoing, if the acquiring or succeeding corporation (or an affiliate thereof) does not agree to assume, or substitute for, such Options, then the Board shall, upon written notice to the Participants, provide that all then unexercised Options will become exercisable in full as of a specified time prior to the Acquisition Event and will terminate immediately prior to the consummation of such Acquisition Event, except to the extent exercised by the Participants before the consummation of such Acquisition Event; provided, however, that in the event of an Acquisition Event under the terms of which holders of Common Stock will receive upon consummation thereof a cash payment for each share of Common Stock surrendered pursuant to such Acquisition Event (the "Acquisition Price"), then the Board may instead provide that all outstanding Options shall terminate upon consummation of such Acquisition Event and that each Participant shall receive, in exchange therefor, a cash payment equal to the amount (if any) by which (A) the Acquisition Price multiplied by the number of shares of Common Stock subject to such outstanding Options (whether or not then exercisable), exceeds (B) the aggregate exercise price of such Options.

                  (B) Change in Control Event that is not an Acquisition Event. Upon the occurrence of a Change in Control Event that does not also constitute an Acquisition Event, except to the extent specifically provided to the contrary in the instrument evidencing any Option or any other agreement between a Participant and the Company, the Option shall continue to become vested in accordance with the original vesting schedule set forth in such Option; provided, however, that each such Option shall be immediately exercisable in full if, on or prior to the first anniversary of the date of the consummation of the Change in Control Event, the Participant's employment with the Company or the acquiring or succeeding corporation is terminated for Good Reason by the Participant or is terminated without Cause by the Company or the acquiring or succeeding corporation.

            (3) Effect on Restricted Stock Awards

                  (A) Acquisition Event that is not a Change in Control Event. Upon the occurrence of an Acquisition Event that is not a Change in Control Event, the repurchase and other rights of the Company under each outstanding Restricted Stock Award shall inure to the benefit of the Company's successor and shall apply to the cash, securities or other property which the Common Stock was converted into or exchanged for pursuant to such Acquisition Event in the same manner and to the same extent as they applied to the Common Stock subject to such Restricted Stock Award.

                  (B) Change in Control Event. Upon the occurrence of a Change in Control Event (regardless of whether such event also constitutes an Acquisition Event), except to the extent specifically provided to the contrary in the instrument evidencing any Restricted Stock Award or any other agreement between a Participant and the Company, the shares subject to the Restricted Stock Award shall continue to become free from conditions or restrictions in accordance with the original schedule set forth in such Restricted Stock Award; provided, however, that each such Restricted Stock Award shall immediately become free from all conditions or restrictions if, on or prior to the first anniversary of the date of the consummation of the Change in Control Event, the Participant's employment with the Company or the acquiring or succeeding corporation is terminated for Good Reason by the Participant or is terminated without Cause by the Company or the acquiring or succeeding corporation.

            (4)   Effect on Other Awards

                  (A) Acquisition Event that is not a Change in Control Event. The Board shall specify the effect of an Acquisition Event that is not a Change in Control Event on any other Award granted under the Plan at the time of the grant of such Award.

                  (B) Change in Control Event. Upon the occurrence of a Change in Control Event (regardless of whether such event also constitutes an Acquisition Event), except to the extent specifically provided to the contrary in the instrument evidencing any Award or any other agreement between a Participant and the Company, each other Award shall continue to become exercisable, realizable, vested or free from conditions or restrictions in accordance with the original schedule set forth in such Award; provided, however, that each such Award shall immediately become fully exercisable, realizable, vested or free from conditions or restrictions if, on or prior to the first anniversary of the date of the consummation of the Change in Control Event, the Participant's employment with the Company or the acquiring or succeeding corporation is terminated for Good Reason by the Participant or is terminated without Cause by the Company or the acquiring or succeeding corporation.

9.    General Provisions Applicable to Awards

      (a) Transferability of Awards. Except as the Board may otherwise determine or provide in an Award, Awards shall not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution, and, during the life of the Participant, shall be exercisable only by the Participant. References to a Participant, to the extent relevant in the context, shall include references to authorized transferees.

      (b) Documentation. Each Award shall be evidenced by a written instrument in such form as the Board shall determine. Each Award may contain terms and conditions in addition to those set forth in the Plan.

      (c) Board Discretion. Except as otherwise provided by the Plan, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award need not be identical, and the Board need not treat Participants uniformly.

      (d) Termination of Status. The Board shall determine the effect on an Award of the disability, death, retirement, authorized leave of absence or other change in the employment or other status of a Participant and the extent to which, and the period during which, the Participant, the Participant's legal representative, conservator, guardian or Designated Beneficiary may exercise rights under the Award.

      (e) Withholding. Each Participant shall pay to the Company, or make provision satisfactory to the Board for payment of, any taxes required by law to be withheld in connection with Awards to such Participant no later than the date of the event creating the tax liability. Except as the Board may otherwise provide in an Award, when the Common Stock is registered under the Exchange Act, Participants may satisfy such tax obligations in whole or in part by delivery of shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their Fair Market Value. The Company may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to a Participant.

      (f) Amendment of Award. The Board may amend, modify or terminate any outstanding Award, including but not limited to, substituting therefor another Award of the same or a different type, changing the date of exercise or realization, and converting an Incentive Stock Option to a Nonstatutory Stock Option, provided that the Participant's consent to such action shall be required unless the Board determines that the action, taking into account any related action, would not materially and adversely affect the Participant.

      (g) Conditions on Delivery of Stock. The Company will not be obligated to deliver any shares of Common Stock pursuant to the Plan or to remove restrictions from shares previously delivered under the Plan until (i) all conditions of the Award have been met or removed to the satisfaction of the Company, (ii) in the opinion of the Company's counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and any applicable stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.

      (h) Acceleration. The Board may at any time provide that any Options shall become immediately exercisable in full or in part, that any Restricted Stock Awards shall be free of restrictions in full or in part or that any other Awards may become exercisable in full or in part or free of some or all restrictions or conditions, or otherwise realizable in full or in part, as the case may be.

10.   Miscellaneous

      (a) No Right To Employment or Other Status. No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Award.

      (b) No Rights As Stockholder. Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any shares of Common Stock to be distributed with respect to an Award until becoming the record holder of such shares. Notwithstanding the foregoing, in the event the Company effects a split of the Common Stock by means of a stock dividend and the exercise price of and the number of shares subject to such Option are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), then an optionee who exercises an Option between the record date and the distribution date for such stock dividend shall be entitled to receive, on the distribution date, the stock dividend with respect to the shares of Common Stock acquired upon such Option exercise, notwithstanding the fact that such shares were not outstanding as of the close of business on the record date for such stock dividend.

      (c) Effective Date and Term of Plan. The Plan shall become effective on the date on which it is adopted by the Board. No Awards shall be granted under the Plan after the completion of ten years from the earlier of (i) the date on which the Plan was adopted by the Board or (ii) the date the Plan was approved by the Company's stockholders, but Awards previously granted may extend beyond that date.

      (d) Amendment of Plan. The Board may amend, suspend or terminate the Plan or any portion thereof at any time.


      (e) Governing Law. The provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law.

                                          Adopted by the Board of Directors of
                                          July 15, 1998

                                          Approved by the Stockholders on
                                          July 15, 1998

                   AMENDMENT TO THE 1998 STOCK INCENTIVE PLAN

                              OF NETWORK PLUS CORP.


      Subsection 4(a) of the 1998 Stock Incentive Plan (the "Plan") of Network Plus Corp. is hereby amended, subject to stockholder approval, to increase from 1,400,000 to 1,985,294 the number of shares of Common Stock, $.01 par value per share, authorized for issuance under the Plan.

                                          Adopted by the Board of Directors on
                                          June 9, 1999

                                          Approved by the Stockholders on
                                          June 9, 1999

               PROPOSED AMENDMENT TO THE 1998 STOCK INCENTIVE PLAN

                              OF NETWORK PLUS CORP.


      Subsection 4(a) of the 1998 Stock Incentive Plan (the "Plan") of Network Plus Corp. is hereby amended, subject to stockholder approval, to increase from 9,000,000 to 18,000,000 the number of shares of Common Stock, $.01 par value per share, authorized for issuance under the Plan.

                                          Adopted by the Board of Directors
                                          on January 16, 2001

                               NETWORK PLUS CORP.


                    PROXY SOLICITED BY THE BOARD OF DIRECTORS


                         ANNUAL MEETING OF STOCKHOLDERS
                                   MAY 7, 2001


The undersigned, revoking all prior proxies, hereby appoint(s) Robert T. Hale, Jr., James J. Crowley and Robert J. Cobuzzi, and each or any of them, with full power of substitution, as proxies for the undersigned to act and to vote at the 2001 Annual Meeting of Stockholders of Network Plus Corp. and at any adjournment or adjournments thereof as designated herein upon all matters referred to on the reverse side and as described in the Proxy Statement for the Meeting and, in their discretion, upon any other matters that may properly come before the Meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THE PROXIES WILL VOTE FOR THE ELECTION OF THE DIRECTOR NOMINEES AND FOR PROPOSALS 2 AND 3.

--------------------------------------------------------------------------------
                    PLEASE VOTE, DATE AND SIGN ON REVERSE AND
                    RETURN PROMPTLY IN THE ENCLOSED ENVELOPE
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Please sign exactly as name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation or partnership, please sign by authorizing person.
--------------------------------------------------------------------------------

HAS YOUR ADDRESS CHANGED?                             DO YOU HAVE ANY COMMENTS?


____________________________________            ________________________________

____________________________________            ________________________________

____________________________________            ________________________________

/X/  PLEASE MARK VOTES
         AS IN THIS EXAMPLE

                               NETWORK PLUS CORP.

                   PLEASE READ THE REVERSE SIDE OF THIS CARD.


       A VOTE FOR EACH PROPOSAL IS RECOMMENDED BY THE BOARD OF DIRECTORS.

RECORD DATE SHARES:




                                                         -----------------------
Please be sure to sign and Date date this Proxy.             Date
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
   Stockholder sign here                                     Co-owner sign here
--------------------------------------------------------------------------------
DETACH CARD


1. To elect the following persons Class II Directors to serve for the ensuing three years.

                                        For           Withhold

        ROBERT T. HALE                  / /              / /
        DAVID D. MARTIN                 / /              / /


2. To approve an amendment to the Company's 1998 Stock Incentive Plan increasing the number of shares of common stock available for future awards from 9,000,000 to 18,000,000.

                                        For            Against         Abstain
                                        / /              / /             / /

3. To ratify the selection by the Board of Directors of PricewaterhouseCoopers LLP as the Company's independent accountants for the current fiscal year.

                                        For            Against         Abstain
                                        / /              / /             / /


Mark box at right if an address change or comment has been noted on the reverse
side of this card                                       / /




                                                                     DETACH CARD



                               NETWORK PLUS CORP.


Dear Stockholder:


Please take note of the important information enclosed with this Proxy. There are a number of issues related to the management and operation of your Company that require your immediate attention and approval. These are discussed in the enclosed proxy materials.


Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.


Please mark the boxes on this proxy card to indicate how your shares will be voted, then sign the card, detach it and return it in the enclosed postage-paid envelope.


If you wish to vote by proxy, your vote must be received prior to the Annual Meeting of Stockholders to be held on May 7, 2001.


Thank you in advance for your prompt consideration of these matters.


Sincerely,


Network Plus Corp.